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                                  Exhibit 99.4(vi)
                     Memorandum of Agreement - Robert Brill
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         MEMORANDUM OF AGREEMENT made as of this 5th day of May, 1998.

B E T W E E N:

                                    MICRA SOUNDCARDS INC., a corporation
                                    governed by the laws of the Province
                                    of Ontario with offices at 135 West
                                    Beaver Creek Road, Richmond Hill,
                                    Ontario, Canada L4B 1C6

                                    (hereinafter referred to as "Micra")

                                                               OF THE FIRST PART

                                    - and -


                                    ROBERT BRILL, an individual resident at 301
                                    Dayloma Avenue, Venture, California 93003

                                    (hereinafter referred to as the "Brill")

                                                              OF THE SECOND PART

         WHEREAS Brill has duly signed a non-disclosure agreement dated February 3, 1998 relating to a new concept/product referred to as "Talking Trading Cards";

         AND WHEREAS Brill is aware of and acknowledges that the "Talking Trading Cards" is the invention and exclusive property of Micra;

         AND WHEREAS Brill has expertise in the media and in the trading card market in general, in terms of market trends, new products, corporate information, they key personnel and the general value of collectible trading cards;

         AND WHEREAS Micra wishes to retain the services of Brill to keep Micra informed of key developments in the market and act as a public relations consultant to Micra;

         AND WHEREAS Micra wishes to retain the services of Brill in preparing, from time to time, press releases and arranging press conferences;

         AND WHEREAS Micra wishes to retain the services of Brill to assist, from time to time, in future product launches and advise on marketing strategies related thereto;

         AND WHEREAS Brill acknowledges that Micra has disclosed to Brill all current and future business plans as they relate to the "Talking Trading Cards"; and

         AND WHEREAS Brill has expressed its full understanding of and agreement with said business plans;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the covenants and agreements hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), it is mutually agreed by and between the parties hereto as follows:

1. (a) Brill hereby represents and warrants the veracity and accuracy of the first, second, third, seventh and eighth recitals set forth above and acknowledges and agrees that Micra is relying on the veracity and accuracy of such recitals in entering into this Agreement.

         (b) Micra hereby represents and warrants the veracity and accuracy of the fourth, fifth and sixth recitals set forth above and acknowledges and agrees that Brill is relying on the veracity and accuracy of such recitals in entering into this Agreement.
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2. Micra hereby agrees to retain Brill on a non-exclusive basis to provide such consulting, public relations, marketing and other services as the parties hereto may mutually agree upon from time to time in connection with the marketing and promotion of the "Talking Trading Cards". In particular, as and when mutually agreed upon by the parties hereto from time to time, Brill agrees to:

(a)      write and issue press releases with respect to the "Talking Trading
         Cards";

(b)      promote the "Talking Trading Cards" in his feature or regular columns;

(c) arrange for and attend at press conferences and product launches in respect of the "Talking Trading Cards; and


(d) obtain and provide to Micra such non-confidential information with respect to the trading card market, including with respect to participants and new products, as may from time to time come into the possession of Brill.

3. Micra hereby undertakes and agrees to provide Brill with all information, documentation, reports and assistance which Brill may require from time to time in order to adequately perform its obligations under this Agreement.

4. Brill agrees to perform its services during the term of this Agreement honestly and in good faith with a view to the best interests of Micra. Brill further agrees to maintain in strict confidence all of Micra's current and future plans, designs, product developments and other confidential information pertaining to the "Talking Trading Cards" and acknowledges and agrees that all such plans, designs, product developments and other confidential information are and shall remain at all times the exclusive property of Micra.

5. Notwithstanding any other provision of this Agreement, Brill shall not have the authority to negotiate or enter into any negotiations with any customer, supplier or potential customer or supplier of Micra, nor the authority to issue press releases or reveal Micra's plans, designs or product developments, without the prior express written consent of Micra.

6. Brill represents and warrants to Micra that, under applicable United States laws, he has all registrations, licences, permits and authorizations necessary or desirable in order to perform the services provided for hereunder. In carrying out his obligations hereunder, Brill covenants and agrees to comply with all laws, regulations, rules and other requirements of all federal, state, provincial, municipal, regional and other applicable regulatory authorities.

7. Brill shall be compensated for his services hereunder as follows:

(a) a monthly fee of U.S. $500 to be earned as of the end of each month of the term of this Agreement and paid within 15 days of receipt by Micra from Brill of an invoice therefor;

(b) the issuance to Brill of 1,000 common shares in the issued and outstanding share capital of Micra during each month of the term of this Agreement;

(c) Brill shall be reimbursed for all out-of-pocket expenses incurred by Brill in performing his services pursuant to this Agreement, such reimbursement to be made within 15 days of receipt by Micra of receipts and/or an invoice supporting such expenses, provided that all such expenses shall have received the prior written approval of Micra;

(d) a daily fee of U.S. $500 for any event that Brill attends on behalf of or at the request of Micra related to the promotion of the "Talking Trading Cards", provided that such event requires Brill to leave his normal place of business and that Micra shall have given its prior written approval.

8. Unless terminated earlier pursuant to section 9 or 10, this Agreement shall be for an initial term of 12 months commencing on May 1, 1998, subject to possible extension at the sole discretion of Micra for a further period of 8
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months until January 31, 2000 such that, in no event, shall Micra be required to issue to Brill more than 20,000 common shares.

9. Either party may, at its election, declare this Agreement breached and, without prejudice to any other of its rights, forthwith terminate this Agreement by written notice to the other party upon the occurrence of any of the following events:

(a) the substantial failure by the other party to perform any of its obligations hereunder, which failure shall not have been cured within thirty (30) days of such failure; or

(b) if the other party becomes insolvent or unable to discharge its liabilities as they become due or makes an assignment for the benefit of its creditors or a petition of bankruptcy is made against it.

10. Micra may declare this Agreement breached and, without prejudice to any other of its rights, forthwith terminate this Agreement by written notice to Brill on the occurrence of any of the following events:

(a) any term or condition of the confidentiality agreement between Brill and Micra dated February 3, 1998 is breached; or

(b) upon Micra determining that Brill is acting, or is likely to act, in a manner detrimental to Micra.

11. In the event that the Agreement is terminated pursuant to section 9 or 10, Micra shall be required to pay to Brill only that portion of the total remuneration payable under section 7 which has been earned and accrued up to and until the effective date of termination. Upon the termination of this Agreement and payment as required hereunder, Micra shall have no further obligation or liability to Brill in connection with this Agreement or its termination.

12. (a) Micra agrees to indemnify and hold Brill harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (collectively "Claims") arising out of any action or cause of action brought against Brill in connection with Brill rendering services in accordance with this Agreement, except for (i) any Claims resulting from any violation by Brill of any laws, regulations, rules or other requirements of applicable regulatory authorities, including without limitation, any applicable libel or slander laws or rules or regulations of the National Association of Securities Dealers, Inc., the United States Securities and Exchange Commission or any state securities commission;
(ii) Claims resulting from any act of negligence or wilful misconduct by Brill; and (iii) any amount paid in settlement of any Claim that is settled without Micra's prior written consent.

(b) Brill hereby agrees to indemnify and hold Micra and its directors, officers and employees harmless from and against any and all Claims resulting from (i) any violation or alleged violation by Brill of any laws, regulations, rules or other requirements of applicable regulatory authorities including, without limitation, any applicable libel or slander laws or rules or regulations of the National Association of Securities Dealers, Inc., the United States Securities and Exchange Commission or any state securities commission; or (ii) any act of negligence or wilful misconduct by Brill or any of his agents.

13. Brill hereby covenants and agrees that it will not make any Claim whatsoever against any or all of the directors, officers or shareholders of Micra and that it will not make any Claim against Micra other than in respect of the compensation payable pursuant to section 7 hereof. Brill further acknowledges and agrees that Micra has neither represented nor guaranteed a market for or assigned a value to the common shares of Micra to be issued to Brill pursuant to paragraph 7(b) and that the certificates representing such shares shall include an appropriate legend indicating that such shares are subject to applicable resale restrictions in the United States and Canada.

14. Nothing in this Agreement shall be construed to constitute Brill as a partner, employee, or agent of Micra; nor shall either party have any authority to bind the other in any respect, it being intended that Brill is, and shall remain an independent contractor.

15. This Agreement (i) shall not be assigned by either party hereto without the prior written consent of the other party and (ii) shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.
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16. Time shall in all respects be of the essence of this Agreement.

17. Any notice, document or other communication required or permitted by this Agreement to be given by a party hereto shall be in writing and will be sufficiently given if delivered personally, or if sent by prepaid ordinary mail posted in Canada or the United States, or if transmitted by any form of telecommunication (which is tested prior to transmission, confirms to the sender the receipt of the entire transmission by the recipient and reproduces a complete written version of the transmission at the point of reception) to such party addressed as follows:

(a)      if to Micra, at:


         Micra SoundCards Inc.
         135 West Beaver Creek Road
         Richmond Hill, Ontario
         L4B 1C6

         Attention:  Dieter Doederlein
         Telecopier: (905) 889-4124

(b)      if to Brill, at:

         Robert Brill
         301 Dayloma Avenue
         Ventura, California
         93003

         Telecopier: (805) 658-1718

Any notice so mailed shall be deemed to have been given on the third business day after deposit in a post office or public letterbox. Neither party shall mail any notice, request or other communication hereunder during any period in which Canadian or United States postal workers are on strike or if such strike is imminent and may reasonably be anticipated to affect the normal delivery of mall. Notice transmitted by a form of recorded telecommunication or delivered personally shall be deemed given on the day of transmission or personal delivery, as the case may be. Any party may from time to time notify the other in the manner provided herein of any change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes hereof.

18. The parties agree to execute and deliver to each other such further instruments and other written assurances and to do or cause to be done such further acts or things as may be necessary or convenient to carry out and give effect to the provisions of this Agreement or as any of the parties may reasonably request in order to carry out the transactions contemplated herein.

19. This Agreement sets forth the entire agreement among the parties hereto pertaining to the specific subject matter hereof and replaces and supersedes all prior Agreements (other than the non-disclosure agreement between the parties dated February 3, 1998), understandings, negotiations and discussions, whether oral or written, of the parties hereto, and there are no warranties, representations or other agreements, whether oral or written, express or implied, statutory or otherwise, between the parties hereto in connection with the subject matter hereof except as specifically set forth herein.

20. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

21. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and Brill hereby agrees to attorn to the exclusive jurisdiction of the Courts of the Province of Ontario in the event of any dispute or litigation arising.
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22. This Agreement may be executed and delivered in one or more counterparts and/or via facsimile transmission, each of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement on the date first above written.

                                        MICRA SOUNDCARDS INC.


                                        Per: (signed) "Dieter Doederlein")
                                            --------------------------------
                                                Authorized Signing Officer

SIGNED, SEALED AND DELIVERED
in the presence of:                     )
                                        )
_______________________________         )  (signed) "Robert Brill"
Witness                                    ---------------------------------
                                        )        Robert Brill